EXHIBIT 99.1
FOR IMMEDIATE RELEASE
CONTACT: Michael A. Sicuro
      702.263.2505
PROGRESSIVE GAMING INTERNATIONAL REPORTS OPERATING RESULTS FOR THIRD QUARTER OF FISCAL 2005
ESTIMATES EARNINGS PER SHARE OF $.09 — $.13 FOR FOURTH QUARTER OF 2005
RECONFIRMS ESTIMATED 2006 REVENUES OF $100 MILLION — $110 MILLION
RECONFIRMS ESTIMATED 2006 EBITDA OF $32 MILLION — $35 MILLION
LAS VEGAS — October 31, 2005 — Progressive Gaming International Corporation (NASDAQ: PGIC) (“the Company”), a leading provider of diversified technology and content products and services used in the gaming industry worldwide, announced today that it reported a net loss of $2.0 million, or $.08 per share, for the three months ended September 30, 2005, as compared to a net income of $.8 million, or $.03 per share in the same period in 2004 (on a comparable basis excluding the results of operations of the interior sign division, which was sold in May 2005).
Earnings before interest, taxes, depreciation and amortization (EBITDA) were $1.1 million in the third quarter of fiscal 2005 as compared to $4.9 million in the same period in 2004 (on a comparable basis excluding the results of operations of the interior sign division).
Revenues for the three months ended September 30, 2005 declined to $19.3 million as compared to $20.8 million in the same period a year ago (on a comparable basis excluding the results of operations of the interior sign division) due to lower revenues primarily from a decrease in the installed base of the Company’s legacy slot games, and lower periodic licensing fees. These decreases were partially offset by an 18 percent increase in systems revenues in the third quarter of 2005 as compared to the same period in 2004 primarily due to continued demand for all of the Company’s systems products across the board including slot and table management solutions, and mystery systems and jackpot progressives.
If approximately $6.0 million in license fees and $1.5 million of related costs from the transactions discussed in the Company’s 8-K filing on October 20, 2005 were included in the Company’s results of operations, revenues, EBITDA and earnings per share for the third quarter of fiscal 2005 would have been $23.8 million, $5.6 million and $.09 per share, respectively.
Net income for the nine months ended September 30, 2005 increased to $.8 million or $.03 per share from a net loss of $4.4 million or a loss of $.20 per share in the same period in 2004 (on a comparable basis excluding the results of operations of the interior sign division).
Earnings before interest, taxes, depreciation and amortization (EBITDA) increased over 12 percent to $10.8 million for the first nine months of fiscal 2005 from $9.6 million in the same period in 2004 (on a comparable basis excluding the results of operations of the interior sign division).

Revenues for the nine months ended September 30, 2005 increased to $56.3 million from $54.6 million as compared to the same period in 2004 (on a comparable basis excluding the results of operations of the interior sign division) primarily due to a 15 percent increase in systems revenues. This increase was partially offset by a decline in revenues primarily resulting from a lower installed base of the Company’s legacy slot games.
President and Chief Executive Officer Russel McMeekin stated: “The strong year-over-year growth in our systems revenues is the result of our continued focus to transform this segment of our business into the foundation for our future. The customer response from the Global Gaming Expo in September was very positive, and is being reflected in the rapidly building pipeline of both customer orders and opportunities for our key growth initiatives; the Intelligent Table System (ITS) and server-based wagering (SBW). Our newest table game, Texas Hold ‘Em Bonus Poker ™ continues to have strong performance, and should accelerate once we obtain approval in Nevada, which is expected in November. We will then immediately begin fulfilling customer orders which should provide us with added revenue momentum into the first quarter of 2006.”
McMeekin continued: “We have been extremely active this year on transactions and opportunities that are solely focused on profitable future top line growth. We completed the acquisition of VirtGame this month which is the foundation for our central server-based wagering initiative. We are in the process of acquiring EndX, having signed a definitive agreement in the third quarter. We recently received clearance from the regulatory authorities in the United Kingdom. This important transaction, which is expected to be immediately accretive, will provide us with a fully integrated casino management system, plus a strong entry into the United Kingdom, one of the key growth markets in gaming worldwide. We acquired the exclusive worldwide rights in gaming for the use of Magellan’s high speed RFID readers and tags, plus agreed to the acquisition of a minority stake in this world class technology organization. We believe these transactions and other supporting initiatives and activities will be the catalysts for the significant growth expected in our top line for years to come. All of these initiatives are meeting or exceeding our original plans for progression. Together, these significant investments and our management team are focused on the key growth markets in the gaming industry worldwide.”
Financial Outlook
Fiscal 2005
Chief Financial Officer Michael A. Sicuro stated: “We expect our revenues, EBITDA and earnings per share in the fourth quarter of fiscal 2005 to be $23.0 — $25.0 million, $6.5- $7.5 million and $.09 - $.13, respectively. Comparable revenues, EBITDA and earnings per share for the fourth quarter of 2004, excluding the interior sign business, was $21.8 million, $5.6 million and $.08 per share, respectively. As a result of the transactions discussed in the Form 8-K we filed on October 20, 2005, our full year fiscal 2005 estimates for revenues, EBITDA and earnings per share have been revised to $84.5 — $86.5 million (reflecting the sale of the interior sign division in May 2005), $17.4 — $18.4 million and $.12 — $.16, respectively. In our opinion, the cash licensing transactions in our pipeline are dissimilar from the transactions described in the Form 8-K filing that were excluded in our statement of operations. Additionally, these estimates do not include any one-time charges expected from the early retirement of our high yield debt, or the potential noncash charge from the intrinsic value, if any, related to the conversion feature on the proposed strategic investment by IGT.”
Fiscal 2006
Sicuro continued: “We have made significant investments in our key growth initiatives with the Intelligent Table System and server-based wagering in this fiscal year; utilizing the majority of our cash generated from operations, the divestiture of noncore assets and from the exercise of stock warrants and options. Approximately $25 million of our equity currency was used to acquire the base technology for server-based wagering via the VirtGame acquisition we completed last month. We expect to complete the EndX acquisition in the fourth quarter for cash of $27 million plus expenses. We expect to continue to invest at least $10 million in R&D and product marketing annually to complete these growth initiatives and bring our products to market.”

Sicuro concluded: “Investing heavily and intelligently in our key growth initiatives primarily surrounding the Intelligent Table System and server-based wagering in growth markets, along with an experienced and focused management team are the foundation for our expected financial performance in 2006 and beyond. As a result, we continue to expect to achieve revenues and EBITDA for fiscal 2006 of $100 — $110 million and $32 — $35 million, respectively. This excludes the potential effect, if any, from expensing stock options. We also remain focused on retiring our high cost debt, and will continue to assess the most optimal method of execution.”
EBITDA is defined as earnings before interest, taxes, depreciation and amortization. GAAP is defined as generally accepted accounting principles as applied in the United States.
A conference call to discuss the Company’s operating results mentioned above will be hosted by management on November 1, 2005 at 8:00 AM PST. Interested parties may participate via teleconference by dialing 866-203-3436, passcode 93094149. International parties may participate by dialing 617-213-8849, passcode 93094149. The teleconference will be webcast on the Company’s website at www.progressivegaming.net. A replay of the teleconference can be accessed for 30 days by dialing 888-286-8010, passcode 36597813, and international parties by dialing 617-801-6888, passcode 36597813, or on the Company’s website at www.progressivegaming.net. The Company’s website will also include any additional material, historical financial or statistical information discussed in the conference call and not included in the release announcing the Company’s operating results (as well as any non-GAAP financial measures as defined by the SEC), if applicable, and a copy of the Company’s investor presentation.
About Progressive Gaming International
Progressive Gaming International is a leading supplier of Integrated Casino Management Systems Software and Games for the gaming industry worldwide. The Company develops and distributes an expanding array of slot and table games, plus management and progressive jackpot software systems.
The Company is unique in the industry in offering management, progressive systems and games as a modular yet integrated solution. There is a Progressive Gaming International product in virtually every casino in the world. For further information, visit www.progressivegaming.net.
TableLink, CasinoLink and Texas Hold ‘Em Bonus Poker are trademarks of Mikohn Corporation. ©2005 Mikohn Corporation. All Rights Reserved
# # #
Safe Harbor Statements under The Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, including statements regarding the Company’s pipeline of customer orders, anticipated performance of the Texas Hold ‘Em Bonus Poker ™ table game and revenue momentum into the first quarter of 2006, the expected timing of the pending EndX acquisition and its anticipated impact on the Company’s operating results, other anticipated benefits of the proposed EndX acquisition, expectations regarding the catalysts of our future growth, expectations for investments in R&D, acquisitions and other strategic partnerships to increase the velocity of the Company’s revenue growth and ultimately free cash flow, fourth quarter 2005 and fiscal 2005 expectations with respect to revenue, EBITDA, and earnings per share, expected characteristics for cash licensing transactions in the Company’s pipeline for the fourth quarter 2005, expected revenue trends for the systems business, anticipated improvement in the Company’s bottom line performance in 2005 and the anticipated retirement of the Company’s debt. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks related to delays in the introduction and customer acceptance of new products, the risk that the pending EndX acquisition or the retirement of the Company’s debt may not be completed when anticipated, or at all, risks related to the integration of VirtGame’s and EndX’s technology with the Company’s products, the status of rights licensed from content providers, risks related to the Company’s ability to enforce and develop its intellectual property rights, including rights licensed from third parties, the risk that patents may exist of which the company is not aware, or that existing patents may provide benefits to third parties beyond those anticipated by the company, the Company’s ability to meet its capital requirements, the risk that the unique facts and circumstances giving rise to the transactions discussed in the Company’s recent 8-K filing may be deemed to exist in past or future transactions, relationships with casino operators, the overall industry environment, customer acceptance of the Company’s new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of privileged operating licenses by governmental authorities, competitive pressures and general economic conditions as well as the Company’s debt service obligations. For a discussion of these and other factors which may cause actual events or results to differ from those projected, please refer to the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statements to reflect new circumstances or anticipated or unanticipated events or circumstances as they occur.

PROGRESSIVE GAMING INTERNATIONAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
(amounts in thousands, except per share amounts)	September 30		September 30

	2005	2004	2005	2004

Revenues:
Slot and table games	$9,689	$12,631	$27,782	$29,803
Interior signage	—	4,894	5,252	15,484
Systems	9,648	8,155	28,502	24,811

Total revenues	19,337	25,680	61,536	70,098

Cost of revenues:
Slot and table games	3,563	3,354	9,578	8,504
Interior signage	—	2,886	3,832	9,186
Systems	5,212	4,305	13,423	13,680

Total cost of revenues	8,775	10,545	26,833	31,370

Gross profit	10,562	15,135	34,703	38,728

Selling, general and administrative expense	7,497	7,643	20,554	20,378
Slot rent expense	—	94	—	1,149
Research and development	2,003	1,492	5,738	4,520
Depreciation and amortization	865	1,985	3,318	7,160
Net gain on disposition of non-core assets	—	—	(2,536)	—

	10,365	11,214	27,074	33,207

Operating income	197	3,921	7,629	5,521

Interest expense	(2,180)	(2,398)	(6,768)	(7,320)
Other income	—	66	—	95

Income (loss) from continuing operations before income tax provision	(1,983)	1,589	861	(1,704)

Income tax provision	—	—	—	(9)

Income (loss) from continuing operations	(1,983)	1,589	861	(1,713)

Net income (loss)	$(1,983)	$1,589	$861	$(1,713)

Weighted average common shares:
Basic	24,507	21,830	23,370	21,779

Diluted	24,507	22,006	26,162	21,779

Earnings (loss) per share:
Basic	$(0.08)	$0.07	$0.04	$(0.08)

Diluted	$(0.08)	$0.07	$0.03	$(0.08)

PROGRESSIVE GAMING INTERNATIONAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share amounts)

	September 30,	December 31,
	2005	2004
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$8,150	$12,305
Accounts receivable, net	12,739	14,300
Current portion of contract sales receivable, net	8,902	2,462
Inventories, net	11,247	10,276
Prepaid expenses	11,743	2,572
Deferred tax asset	3,313	3,313

Total current assets	56,094	45,228

Property and equipment, net	3,516	9,975
Intangible assets, net	54,274	54,153
Goodwill	5,548	2,860
Other assets	7,613	5,304

Total assets	$127,045	$117,520

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$8,425	$9,832
Customer deposits	1,304	3,047
Current portion of long-term debt and notes payable	292	368
Accrued liabilities	10,169	9,997
Short-term borrowings	3,000	—
Deferred revenues and license fees	3,025	2,781

Total current liabilities	26,215	26,025

Long-term debt and notes payable, net of unamortized discount of $1,508 and $1,895	63,521	63,170
Other long-term liabilities	62	1,970
Deferred tax liability	16,114	16,114

Total liabilities	105,912	107,279

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.10 par value, 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.10 par value, 100,000,000 shares authorized, 24,591,687 and 22,498,149 issued and outstanding	2,459	2,250
Additional paid-in capital	127,820	116,932
Other comprehensive loss	(778)	(145)
Accumulated deficit	(107,042)	(107,903)

Subtotal	22,459	11,134
Less treasury stock, 254,174 and 217,698 shares, at cost	(1,326)	(893)

Total stockholders’ equity	21,133	10,241

Total liabilities and stockholders’ equity	$127,045	$117,520

PROGRESSIVE GAMING INTERNATIONAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended							Nine months ended
(amounts in thousands
except per share amounts)	September 30,	June 30,	March 31,	December 31	September 30,	June 30,	March 31,	September 30,	September 30,
	2005	2005	2005	2004	2004	2004	2004	2005	2004

Revenues:
Slot and table games	$9,689	$8,115	$9,978	$10,758	$12,631	$7,645	$9,527	$27,782	$29,803
Interior signage	—	736	4,516	4,530	4,894	6,004	4,586	5,252	15,484
Systems	9,648	10,440	8,414	10,990	8,155	9,639	7,017	28,502	24,811

Total revenues	19,337	19,291	22,908	26,278	25,680	23,288	21,130	61,536	70,098

Cost of revenues:
Slot and table games	3,563	2,575	3,440	3,434	3,354	2,275	2,875	9,578	8,504
Interior signage	—	1,013	2,819	3,149	2,886	3,490	2,810	3,832	9,186
Systems	5,212	4,129	4,082	4,931	4,305	5,315	4,060	13,423	13,680

Total cost of revenues	8,775	7,717	10,341	11,514	10,545	11,080	9,745	26,833	31,370

Gross profit	10,562	11,574	12,567	14,764	15,135	12,208	11,385	34,703	38,728

Gross margin — %	54.6%	60.0%	54.9%	56.2%	58.9%	52.4%	53.9%	56.4%	55.2%

Selling, general and administrative expense	7,497	7,066	5,991	7,218	7,643	6,345	6,390	20,554	20,378
Slot rent expense	—	—	—	55	94	233	822	—	1,149
Research and development	2,003	1,968	1,767	1,582	1,492	1,499	1,529	5,738	4,520
Depreciation & amortization	865	905	1,548	1,748	1,985	2,630	2,545	3,318	7,160
Net gain on disposition of non-core assets	—	(2,536)	—	—	—	—	—	(2,536)	—

	10,365	7,403	9,306	10,603	11,214	10,707	11,286	27,074	33,207

Operating income	197	4,171	3,261	4,161	3,921	1,501	99	7,629	5,521

Interest expense	(2,180)	(2,284)	(2,304)	(2,364)	(2,398)	(2,443)	(2,479)	(6,768)	(7,320)
Other income	—	—	—	99	66	3	26	—	95

Income (loss) from continuing operations before income tax provision	(1,983)	1,887	957	1,896	1,589	(939)	(2,354)	861	(1,704)

Income tax provision	—	—	—	74	—	(9)	—	—	(9)

Income (loss) from continuing operations	(1,983)	1,887	957	1,970	1,589	(948)	(2,354)	861	(1,713)

Net income (loss)	$(1,983)	$1,887	$957	$1,970	$1,589	$(948)	$(2,354)	$861	$(1,713)

Weighted average common shares:
Basic	24,507	23,287	22,567	21,878	21,830	21,768	21,731	23,370	21,779

Diluted	24,507	25,988	25,491	23,601	22,006	21,768	21,731	26,162	21,779

Earnings (loss) per share:
Basic	$(0.08)	$0.08	$0.04	$0.09	$0.07	$(0.04)	$(0.11)	$0.04	$(0.08)

Diluted	$(0.08)	$0.07	$0.04	$0.08	$0.07	$(0.04)	$(0.11)	$0.03	$(0.08)

PROGRESSIVE GAMING INTERNATIONAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
PRO FORMA
EXCLUDING INTERIOR SIGN DIVISION

	Three months ended							Nine months ended
(amounts in thousands
except per share amounts)	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	September 30,	September 30,
	2005	2005	2005	2004	2004	2004	2004	2005	2004

Revenues:
Slot and table games	$9,689	$8,115	$9,978	$10,758	$12,631	$7,645	$9,527	$27,782	$29,803
Systems	9,648	10,440	8,414	10,990	8,155	9,639	7,017	28,502	24,811

Total revenues	19,337	18,555	18,392	21,748	20,786	17,284	16,544	56,284	54,614

Cost of revenues:
Slot and table games	3,563	2,575	3,440	3,434	3,354	2,275	2,875	9,578	8,504
Systems	5,212	4,129	4,082	4,931	4,305	5,315	4,060	13,423	13,680

Total cost of revenues	8,775	6,704	7,522	8,365	7,659	7,590	6,935	23,001	22,184

Gross profit	10,562	11,851	10,870	13,383	13,127	9,694	9,609	33,283	32,430

Gross margin — %	54.6%	63.9%	59.1%	61.5%	63.2%	56.1%	58.1%	59.1%	59.4%

Selling, general and administrative expense	7,497	6,863	4,915	6,144	6,599	5,287	5,250	19,275	17,136
Slot rent expense	—	—	—	55	94	233	822	—	1,149
Research and development	2,003	1,968	1,767	1,582	1,492	1,499	1,530	5,738	4,521
Depreciation & amortization	865	874	1,464	1,621	1,857	2,493	2,410	3,203	6,760
Net gain on disposition of non-core assets	—	(2,536)	—	—	—	—	—	(2,536)	—

	10,365	7,169	8,146	9,402	10,042	9,512	10,012	25,680	29,566

Operating income	197	4,682	2,724	3,981	3,085	182	(403)	7,603	2,864

Interest expense	(2,180)	(2,284)	(2,304)	(2,366)	(2,397)	(2,442)	(2,478)	(6,768)	(7,317)
Other income	—	—	—	99	63	(49)	22	—	36

Income (loss) from continuing operations before income tax provision	(1,983)	2,398	420	1,714	751	(2,309)	(2,859)	835	(4,417)

Income tax provision	—	—	—	74	—	(9)	—	—	(9)

Income (loss) from continuing operations	(1,983)	2,398	420	1,788	751	(2,318)	(2,859)	835	(4,426)

Net income (loss)	$(1,983)	$2,398	$420	$1,788	$751	$(2,318)	$(2,859)	$835	$(4,426)

Weighted average common shares:
Basic	24,507	23,287	22,567	21,878	21,830	21,768	21,731	23,370	21,779

Diluted	24,507	25,988	25,491	23,601	22,006	21,768	21,731	26,162	21,779

Earnings (loss) per share:
Basic	$(0.08)	$0.10	$0.02	$0.08	$0.03	$(0.11)	$(0.13)	$0.04	$(0.20)

Diluted	$(0.08)	$0.09	$0.02	$0.08	$0.03	$(0.11)	$(0.13)	$0.03	$(0.20)

Note: The above amounts reflect the historical operating results of the Company, excluding the historical operating results of the interior sign division (which do not include allocations of certain operating expenses and interest expense for services provided to the interior sign division by the Company.)

Progressive Gaming International Corporation
Installed Base Summary

	09/30/05	06/30/05	03/31/05	12/31/04
Table Management[1]	1,890	1,720	1,600	1,100

Slot Management	48,500	47,900	45,200	42,000

Slot Games:
Installed Base:
Daily Fee Arrangements	775	1,024	1,352	1,666
Periodic Fee Arrangements	2,796	2,796	2,796	2,796

Total Installed Base	3,571	3,820	4,148	4,462

Installations in Process:
Shipped / On site	0	27	12	77
All Other	212	221	216	182

Total Installations in Process	212	248	228	259

Table Games:
Installed Base:
Daily Fee Arrangements	828	863	864	932
Periodic Fee Arrangements	0	0	0	0

Total Installed Base	828	863	864	932

Installations in Process:
Shipped / On site	25	38	29	23
All Other	0	0	0	0

Total Installations in Process	25	38	29	23

[1]	The installed base as of September 30, 2005 includes only those tables utilizing the Company’s TableLink and PitTrak products, and does not include the total installed base combining tables that will be included as a part of the Intelligent Table System partnership, which would total 4,254 as of this date.